Exhibit 99.1

Interactive Intelligence Reports 2009 Second Quarter Operating Results
Revenues increase to $32.9 million; cash and investments increase to $54.1 million

INDIANAPOLIS, July 30, 2009 -- Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced operating results for the three and six months ended June 30, 2009.

The company reported revenues of $32.9 million for the second quarter of 2009, an increase of 7.5 percent over revenues of $30.6 million for the second quarter of 2008.

“As previously announced, we received several significant orders in the quarter, including three exceeding $1 million,” said Interactive Intelligence chairman and CEO, Dr. Donald E. Brown. “At the same time, we had continued year-over-year growth in services revenues driven by increasing maintenance and support fees resulting in record total revenues.”

Second quarter 2009 results included:
•	Operating income on a generally accepted accounting principles (GAAP) basis of $3.0 million, up from $1.3 million in the second quarter of 2008;
•	Non-GAAP operating income of $3.7 million, compared to $2.2 million in the same quarter last year;
•	Gross margins of 67.9 percent, compared to 67.3 percent in the second quarter of 2008;
•	GAAP net income of $2.1 million, or diluted earnings per share (EPS) of $0.12, up from $845,000, or EPS of $0.04, in the second quarter of 2008;
•	Non-GAAP net income of $4.4 million, or EPS of $0.24, compared to $2.4 million, or EPS of $0.13, for the same quarter last year; and
•	Cash and investment balances at quarter-end of $54.1 million with no debt.

Non-GAAP net income and EPS exclude charges for stock-based compensation of $725,000, or EPS of $0.04, and non-cash income tax expense of $1.5 million, or EPS of $0.08, for the second quarter of 2009, and charges for stock-based compensation expense of $944,000, or EPS of $0.05, and non-cash income tax expense of $656,000, or EPS of $0.04, for the second quarter of 2008.

“We continue to focus on new product development and expanding our existing offerings,” Dr. Brown said. “These activities include our acquisition in May 2009 of insurance content management solutions company AcroSoft, and the expected launch of our communications-based process automation solution later this year. We believe these initiatives will help drive more value to our existing customers and prospects, and generate additional revenues in 2010.”

First half 2009 results included:
•	Total revenues of $62.4 million, a 3.8 percent increase over revenues of $60.1 million for the first half of 2008;
•	GAAP operating income of $5.4 million, up from $2.7 million in the first half of 2008;
•	Non-GAAP operating income of $7.0 million, compared to $4.5 million in the first half of 2008;
•	Gross margins of 68.6 percent, compared to 68.3 percent for the first half of 2008;
•	GAAP net income of $3.3 million, or EPS of $0.19, compared to $2.0 million, or EPS of $0.10, for the first half of 2008;
•	Non-GAAP net income of $7.2 million, or EPS of $0.41, compared to $5.3 million, or EPS of $0.28, for the same period last year.

Non-GAAP net income and EPS exclude charges for stock-based compensation of $1.6 million, or EPS of $0.09, and non-cash income tax expense of $2.3 million, or EPS of $0.13, for the first six months of 2009, and charges for stock-based compensation expense of $1.9 million, or EPS of $0.10, and non-cash income tax expense of $1.5 million, or EPS of $0.08, for the first six months of 2008.

Second quarter 2009 operating results also included:
•	A drop in interest income to $73,000, compared to $344,000 in the second quarter of 2008, due to lower yields on investments;
•	Other income, principally related to foreign exchange gains, of $649,000, compared to a loss of $90,000 in the second quarter of 2008; and
•	Cash flows from operations of $4.9 million, up from $1.4 million in the second quarter of 2008.

Non-financial highlights from the second quarter of 2009 included:
•
Interactive Intelligence acquired insurance content management solutions company AcroSoft to strengthen its insurance offering and incorporate document management capabilities into its all-in-one IP communications software suite;

•	Interactive Intelligence announced its communications-based process automation product, Interaction Process Automation™ (IPA);
•	Interactive Intelligence signed national reseller, Ronco Communications & Electronics;
•	Interactive Intelligence was named among the Indiana Chamber of Commerce’s 2009 "Best Places to Work"; and
•	Interactive Intelligence received the 2009 “Unified Communications TMC Labs Innovation Award” recognizing the company’s IPA product.

Interactive Intelligence will host a conference call July 30 at 4:30 p.m. Eastern Time (EDT), featuring Dr. Brown and the company’s CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1.877.545.1490 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence second quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has approximately 3,000 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is ranked among Network World’s top 200 North American networking vendors, is a BusinessWeek “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner 2008 Contact Center Infrastructure, Worldwide Magic Quadrant report. Interactive Intelligence employs more than 600 people and is headquartered in Indianapolis, Indiana. It has six global corporate offices with additional sales offices throughout North America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head, Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley, Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Product	$16,494	$15,321	$29,543	$30,166
Services	16,401	15,289	32,828	29,927
Total revenues	32,895	30,610	62,371	60,093
Costs of revenues:
Product	4,841	3,909	8,369	7,039
Services	5,708	6,088	11,210	11,985
Total cost of revenues	10,549	9,997	19,579	19,024
Gross profit	22,346	20,613	42,792	41,069
Operating expenses:
Sales and marketing	9,965	10,138	19,179	20,322
Research and development	5,986	5,336	11,613	10,301
General and administrative	3,416	3,848	6,604	7,786
Total operating expenses	19,367	19,322	37,396	38,409
Operating income	2,979	1,291	5,396	2,660
Other income (expense):
Interest income	73	344	181	803
Other income (expense)	649	(90)	225	124
Total other income	722	254	406	927
Income before income taxes	3,701	1,545	5,802	3,587
Income tax expense	1,604	700	2,482	1,625
Net income	$2,097	$845	$3,320	$1,962

Net income per share:
Basic	$0.12	$0.05	$0.20	$0.11
Diluted	0.12	0.04	0.19	0.10

Shares used to compute net income per share:
Basic	17,015	17,972	16,981	17,956
Diluted	18,070	19,077	17,859	19,149

Interactive Intelligence, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income, as reported	$2,097	$845	$3,320	$1,962
Non-cash stock-based compensation expense:
Cost of services	50	69	115	141
Sales and marketing	230	382	538	744
Research and development	227	224	472	432
General and administrative	218	269	447	559
Total	725	944	1,572	1,876
Non-cash income tax expense	1,544	656	2,343	1,477
Non-GAAP net income	$4,366	$2,445	$7,235	$5,315

Operating income, as reported	$2,979	$1,291	$5,396	$2,660
Non-cash stock-based compensation expense	725	944	1,572	1,876
Non-GAAP operating income	$3,704	$2,235	$6,968	$4,536

Diluted EPS, as reported	$0.12	$0.04	$0.19	$0.10
Non-cash stock-based compensation expense	0.04	0.05	0.09	0.10
Non-cash income tax expense	0.08	0.04	0.13	0.08
Non-GAAP diluted EPS	$0.24	$0.13	$0.41	$0.28

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,062	$34,705
Short-term investments	5,989	10,805
Accounts receivable, net	24,626	27,533
Deferred tax assets, net	6,139	6,017
Prepaid expenses	4,915	5,507
Other current assets	3,308	1,995
Total current assets	93,039	86,562
Property and equipment, net	9,546	10,762
Deferred tax assets, net	4,476	5,136
Other assets, net	4,837	2,723
Total assets	$111,898	$105,183

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$11,934	$11,361
Accrued compensation and related expenses	3,854	3,486
Deferred product revenues	4,835	4,754
Deferred services revenues	30,679	31,457
Total current liabilities	51,302	51,058
Deferred revenue	6,323	6,878
Total liabilities	57,625	57,936

Shareholders' equity:
Preferred stock	-	-
Common stock	171	169
Treasury stock	(8,470)	(9,714)
Additional paid-in-capital	86,577	83,604
Accumulated deficit	(24,005)	(26,812)
Total shareholders' equity	54,273	47,247
Total liabilities and shareholders' equity	$111,898	$105,183

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Six Months Ended
	June 30,
	2009	2008

Operating activities:
Net income	$3,320	$1,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,094	1,690
Stock-based compensation expense	1,572	1,876
Tax benefits from stock-based payment arrangements	(1,278)	-
Deferred income tax	538	1,477
Accretion of investment income	(142)	(89)
Changes in operating assets and liabilities:
Accounts receivable	2,969	1,763
Prepaid expenses	622	74
Other current assets	(1,312)	(392)
Other assets	308	(149)
Accounts payable and accrued liabilities	1,824	1,438
Accrued compensation and related expenses	368	(1,118)
Deferred product revenues	168	(1,407)
Deferred services revenues	(1,704)	(363)
Net cash provided by operating activities	9,347	6,762

Investing activities:
Sales of available-for-sale investments	10,800	17,650
Purchases of available-for-sale investments	(5,850)	(14,613)
Purchases of property and equipment	(833)	(4,047)
Acquisition of intangible and other assets, net of cash and cash equivalents acquired	(2,249)	-
Net cash provided by (used in) investing activities	1,868	(1,010)

Financing activities:
Proceeds from stock options exercised	732	442
Proceeds from issuance of common stock	132	131
Tax benefits from stock-based payment arrangements	1,278	-
Net cash provided by financing activities	2,142	573

Net increase in cash and cash equivalents	13,357	6,325
Cash and cash equivalents, beginning of period	34,705	29,359
Cash and cash equivalents, end of period	$48,062	$35,684

Cash paid during the period for:
Income taxes	$199	$170

Other non-cash item:
Purchases of property and equipment payable at end of period	$(78)	$(72)